FUSION
CONTACT:	Jonscott Turco
212-201-2400
jturco@fusiontel.com

For Immediate Release

Fusion Reports Fourth Quarter and Full Year
2006 Financial Results

4th Quarter Revenue up 69% over prior year

4th Quarter Adjusted EBITDA improved 25% over prior quarter
______________________________________________________

New York, NY, April 2, 2007 - Fusion (AMEX: FSN), a global communications service provider, today announced financial results for the year and fourth quarter ended December 31, 2006.

Recent highlights:

•	Fourth Quarter Revenue reached $15.3 million, up 69% over prior year and 30% over prior quarter;
•	Fourth Quarter Adjusted EBITDA improved 25%, or $0.8 million over prior quarter and improved 8%, or $0.2 million over prior year;
•	Efonica subscriber base reached one million;
•	$3.8 million raised in round of equity financing, with Chairman, CEO, and all members of the Company’s Board of Directors participating

For the year and quarter ended December 31, 2006, Fusion reported revenues of $47.1 million and $15.3 million respectively. Although the total year revenues were slightly below the year ended December 31, 2005 of $49.4 million, 2005 included a one-time favorable vendor agreement in the second quarter that resulted in approximately $9 million of additional revenue for 2005. The fourth quarter 2006 revenues were 69% higher than the prior year and 30% higher than the prior quarter. The increase was the result of strong quarterly performance in the Company's voice to carrier services segment.

For the year 2006, Fusion reported a net loss applicable to common stockholders of ($13.4) million or ($0.50) per share compared to a net loss applicable to common stockholders of ($9.4) million or ($0.38) per share for 2005. Operating loss for 2006 was ($13.8) million as compared to ($9.0) million in 2005. The Operating loss for 2006 included a loss on impairment of ($0.9) million recorded for the year and over $1 million of advertising and marketing expenses primarily associated with the launch of our retail service offering.

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For the year and quarter ended December 31, 2006, adjusted EBITDA, which excludes certain non-recurring items, was ($10.7) million and ($2.3) million respectively, compared to ($8.1) million and ($2.5) million for the year and quarter ended December 31, 2005. Although the total year Adjusted EBITDA loss was higher than in 2005, there was an improvement in the fourth quarter EBITDA of 25%, or $0.8 million over the prior quarter and 8%, or $0.2 million over the 4th quarter of 2005.

Selling, general and administrative costs decreased for the second consecutive quarter yet increased from the fourth quarter of 2005 to the fourth quarter of 2006 by $0.3 million and by $3.2 million from the year ended 2005 to the year ended 2006. The increase over the prior year was primarily the result of increased costs to support the introduction of new retail products and services, as well as incremental non-cash compensation costs associated with the adoption of SFAS 123(R) on January 1, 2006. Additionally, a loss on impairment of $0.7 million was recorded in the fourth quarter for the impairment of certain assets associated with the Company’s network infrastructure.

For the quarter ended December 31, 2006, the net loss was ($3.7) million or ($0.14) per share, compared to a net loss of ($3.9) million or ($0.15) per share for the quarter ended September 30, 2006, and ($2.7) million or ($0.10) per share for the quarter ended December 31, 2005.

Commenting on the results, Matthew Rosen, President and Chief Executive Officer of Fusion, said, “2006 represented a significant year for Fusion as revenues continued to increase each quarter throughout the year. As we progress through 2007 and beyond, we are focusing our efforts on continuing to drive improved operating results. All major initiatives planned for 2007 are directly related to continuing the progress evidenced in our Q4 financial results”.

As of December 31, 2006, the Company had cash and cash equivalents of $2.7 million compared to $14.8 million as of December 31, 2005. The decrease in Fusion’s cash balance as of December 31, 2006 was the result of cash used in operations of approximately $11.3 million, and cash used for investing activities of approximately $3.7 million, both of which increased significantly in 2006 associated with the initial build-out of the retail infrastructure and the initial launch of new retail products and services. Also, the Company began its planned equity financing, and raised $3.8 million during the fourth quarter.

The Company’s goodwill and intangibles were approximately $9.9 million as of December 31, 2006, primarily related to the acquisition of Efonica.

As of December 31, 2006, the Company's debt balance decreased to approximately $1.2 million (consisting primarily of $1.1 million in capital and equipment financing lease obligations) from approximately $1.6 million as of December 31, 2005.

Stockholders' Equity at December 31, 2006 was $13.4 million as compared to $17.7 million as of December 31, 2005.

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Use of Non-GAAP Financial Measures:

The Company believes that EBITDA (earnings before interest, taxes, depreciation and amortization) is useful to investors because it is commonly used in the communications industry to analyze companies on the basis of operating performance and leverage. The Company also believes that EBITDA provides investors with a measure of the Company's operational and financial progress that corresponds with the measurements used by management as a basis for allocating resources and making other operating decisions. Adjusted EBITDA provides an adjusted view of EBITDA that takes into account certain significant nonrecurring transactions, such as impairment losses associated with divested businesses and forgiveness of debt, which vary significantly between periods and are not recurring in nature. Although the Company uses Adjusted EBITDA as one of several financial measures to assess its operating performance, its use is limited as it excludes certain significant operating expenses. EBITDA and Adjusted EBITDA are not intended to represent cash flows for the period presented, nor have they been presented as an alternative to operating income or as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with Generally Accepted Accounting Principles (GAAP). Consistent with the SEC Regulation G, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, which can be viewed under the heading "Reconciliation of Net Income to Adjusted EBITDA” in this press release.

Earnings Conference call

The Company will host a conference call to discuss its financial results at 1:00 p.m. EST on April 2, 2007. The call can be accessed by dialing (800) 811-7286. A replay of the call will be available until April 10, 2007. To listen to the replay, please call (888) 203-1112 (domestic) or (719) 457-0820 (international). To access the replay, users will need to enter the following passcode: 7997411. The call will be available live on the Internet at www.fusiontel.com. The online archive of the web cast will be available for one year following the call.

About Fusion:

Fusion provides its Efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in, and between Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently has more than One Million subscribers from over 100 countries. The company provides services to consumers, corporations, and communications carriers worldwide. For more information please go to http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.

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FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$2,743,155	$14,790,504
Accounts receivable, net of allowance	6,743,753	2,952,760
Restricted cash	365,000	-
Prepaid expenses and other current assets	622,207	1,242,266
Assets held for sale	129,231	245,305
Total current assets	10,603,346	19,230,835
Property and equipment, net	6,422,016	4,270,966
Other assets
Security deposits	141,868	331,891
Restricted cash	416,566	218,176
Goodwill	4,971,221	5,118,640
Intangilble assets, net	4,913,360	4,861,012
Other assets	104,923	354,259
Total other assets	10,547,938	10,883,978
TOTAL ASSETS	$27,573,300	$34,385,779
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liablities
Long-term debt, current portion	$150,000	$150,000
Capital and equipment financing lease obligations, current portion	1,066,746	1,419,965
Accounts payable and accrued expenses	11,461,112	9,269,341
Investment in Estel	554,286	771,182
Liabilities of discontinued operations	95,085	620,809
Total current liabilities	13,327,229	12,231,297
Long-term liabilities
Capital and equipment financing lease obligations, net of current portion	-	7,650
Other long-term liabilities	800,113	4,357,497
Total long-term liabilities	800,113	4,365,147
Minority interests	-	67,694
Stockholders' equity (deficit)
Preferred stock, Class A-1	39	-
Common stock	269,590	104,394
Common stock, Class A	-	157,400
Capital in excess of par value	114,514,725	105,447,041
Accumulated deficit	(101,338,396)	(87,987,194)
Total stockholders' equity (deficit)	13,445,958	17,721,641
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$27,573,300	$34,385,779

FUSION TLEECOMMUNICATIONS INTERNATIONAL, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues	$15,293,270	$9,051,857	$47,087,064	$49,364,542
Operating expenses:
Cost of revenues	13,840,169	8,067,424	42,463,724	45,048,917
Depreciation and amortization	532,550	282,092	1,397,094	1,510,172
Loss on Impairment	719,793	-	867,212	-
Selling, general and administrative expenses	3,557,713	3,263,810	14,803,062	11,633,713
Advertising and Marketing	327,603	26,434	1,335,745	175,725
Total operating expenses	18,977,828	11,639,760	60,866,837	58,368,527
Operating loss	(3,684,558)	(2,587,903)	(13,779,773)	(9,003,985)

Other income (expense)
Interest income (expense), net	541	116,508	204,328	39,360
Gain (loss) on settlements of debt	-	(133,806)	465,854	(75,927)
Loss from investment in Estel	(66,468)	(49,850)	(185,234)	(541,876)
Other	(18,816)	(190,911)	44,801	(195,006)
Minority interests	669	56,196	67,694	175,353
Total other income (expense)	(84,074)	(201,863)	597,443	(598,096)
Loss from continuing operations	(3,768,632)	(2,789,766)	(13,182,331)	(9,602,081)

Income (loss) from discontinued operations	99,230	102,304	(168,871)	207,007

Net loss	$(3,669,402)	$(2,687,462)	$(13,351,201)	$(9,395,074)

Losses applicable to common stockholders
Loss from continuing operations	$(3,768,632)	$(2,789,766)	$(13,182,331)	$(9,602,081)
Preferred stock dividends	-	-	-	-
Net loss applicable to common stockholders
from continuing operations	(3,768,632)	(2,789,766)	(13,182,331)	(9,602,081)
Income from discontinued operations	99,230	102,304	(168,871)	207,007
Net loss applicable to common stockholders	$(3,669,402)	$(2,687,462)	$(13,351,201)	$(9,395,074)
Basic and diluted net loss per common share:
Loss from continuing operations	$(0.14)	$(0.11)	$(0.49)	$(0.39)
Income (loss) from discontinued operations	0.00	0.01	(0.01)	0.01
Net loss applicable to common stockholders	$(0.14)	$(0.10)	$(0.50)	$(0.38)

Weighted average shares outstanding
Basic and diluted	26,953,666	26,179,344	26,737,083	24,965,080

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net loss	$(3,669,402)	$(2,687,462)	$(13,351,201)	$(9,395,074)

Income from discontinued operations	(99,230)	(102,304)	168,871	(207,007)
Loss from continuing operations	(3,768,632)	(2,789,766)	(13,182,331)	(9,602,081)
Adjustments:
Interest (income) expense, net	(541)	(116,508)	(204,328)	(39,360)
Depreciation and amortization	532,550	282,092	1,397,094	1,510,172
EBITDA	(3,236,623)	(2,624,182)	(11,989,564)	(8,131,269)
Adjustments:
(Gain) loss on settlements of debt	-	133,806	(465,854)	75,927
Loss on impairment	719,793	-	867,212	-
Non Cash Compensation	222,418	-	856,392	-
Adjusted EBITDA	$(2,294,412)	$(2,490,376)	$(10,731,814)	$(8,055,342)